As filed with the Securities and Exchange Commission on March 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PagSeguro Digital Ltd.

(Exact name of registrant as specified in its charter)

The Cayman Islands	Not applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

Av. Brigadeiro Faria Lima, 1384, 4° andar, parte A

São Paulo, SP, 01451-001

Brazil

Phone: +55 11 3038 8127

(Address of principal executive offices) (Zip code)

Long-Term Incentive Plan (LTIP) Restricted Shares Plan – Universo Online S.A.

(Full Title of the Plans)

Company Global Inc.

10 East 40th Street, 10th Floor

New York, NY 10016

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒(Do not check if a small reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A common shares	7,575,384	$32.15	$243,548,595.60	$30,321.80

(1)	The maximum number of Class A common shares available for future issuance under the Long-Term Incentive Plan (LTIP) Restricted Shares Plan – Universo Online S.A.. Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional Class A common shares that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Class A common shares to be offered or sold pursuant to the Plan, as defined below
(2)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Registrant’s Class A common shares reported on the New York Stock Exchange on March 1, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This registration statement on Form S-8 is filed by PagSeguro Digital Ltd., a corporation organized under the laws of the Cayman Islands (the “Registrant”), regarding the Long-Term Incentive Plan (LTIP) Restricted Shares Plan – Universo Online S.A. (the “Plan”). Documents containing the information required by Part I of the registration statement will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(1)	the Registrant’s prospectus, dated January 23, 2018 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act in connection with the registration statement on Form F-1, as amended (File No. 333-222292), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)	the description of the Registrant’s Class A common shares that appears under the captions “Principal and Selling Shareholder,” “Description of Share Capital,” “Dividends and Dividend Policy” and “Taxation” in the Prospectus, which description is incorporated by reference into the registration statement on Form 8-A filed with the Commission on January 18, 2018, and any amendment or report filed for the purpose of further updating such description.

To the extent designated therein, certain Reports on Form 6-K and all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement but prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents, except for information that would constitute a non-GAAP financial measure subject to the rules and regulations of the Commission.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Articles of Association provide that each director or officer of the Registrant shall be indemnified out of the assets of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the indemnification agreements entered into with its directors and officers, the form of which has been filed as Exhibit 10.11 to the Registrant’s Registration Statement on Form F-1 (File No. 333-222292) filed with the Commission on December 26, 2017, the Registrant has agreed to indemnify and hold harmless its directors and officers against certain liabilities and expenses incurred by them in connection with claims made by reason of their being such a director or officer.

Also, the Registrant expects to maintain directors’ and officers’ liability insurance covering its directors and officers with respect to general civil liability which he or she may incur in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Index

Exhibit Number	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s registration statement on Form F-1 (File No. 333-222292), filed with the Commission on January 9, 2018)

4.2	English translation of the Long-Term Incentive Plan (LTIP) Restricted Shares Plan – Universo Online S.A. (incorporated by reference to Exhibit 10.10 to the Registrant’s registration statement on Form F-1 (File No. 333-222292), filed with the Commission on December 26, 2017)

*5.1	Opinion of Conyers Dill & Pearman, Cayman Islands legal counsel to the Registrant

*23.1	Consent of PricewaterhouseCoopers Auditores Independentes

*23.2	Consent of Conyers Dill & Pearman, Cayman Islands legal counsel to the Registrant (included in Exhibit 5.1)

*23.3	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados

*24.1	Power of Attorney (included on signature pages to the Registration Statement)

*	filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of São Paulo, Brazil, on March 7, 2018.

PagSeguro Digital Ltd.

By:	/S/ EDUARDO ALCARO
Name:	Eduardo Alcaro
Title:	Chief Financial and Investor Relations Officer, Chief Accounting Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eduardo Alcaro their attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendment or post-effective amendment to this registration statement on Form S-8, including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed on March 7, 2018, by the following persons in the capacities indicated.

Signatures	Title

/s/ Luis Frias	Principal Executive Officer and Director
Luis Frias

/s/ Eduardo Alcaro	Chief Financial and Investor Relations Officer,
Eduardo Alcaro	Chief Accounting Officer and Director

/s/ Ricardo Dutra da Silva	Executive Officer and Director
Ricardo Dutra da Silva

/s/ Maria Judith de Brito	Director
Maria Judith de Brito

/s/ Noemia Gushiken	Director
Noemia Gushiken

/s/ Colleen de Vries	Authorized U.S. Representative
Colleen de Vries Senior Vice President on behalf of Cogency Global Inc.